Blockstack
Try Blockstack · Technology ▾ · About ▾ · Community ▾ · Events · Sign In · Create ID

DATE & TIME TBD

BLOCKSTACK FIRESIDE CHAT

Learn more about Blockstack's planned token offering and get your questions answered by CEO of Blockstack PBC, Muneeb Ali and Head of Investor Relations Brittany Laughlin. Moderated by Zavain Dar of Lux Capital.

→ Register

Important Disclaimer



Speakers



Muneeb Ali
Co-Founder & CEO
Blockstack PBC



Brittany Laughlin
Head of Investor Relations
Blockstack PBC



Zavain Dar
Partner
Lux Capital

Learn how the Stacks token and Blockstack computing network are protecting your digital rights.

Learn More


Blockstack CEO, Muneeb Ali at the Japan Society

The Blockstack Decentralized Computing Network



About Blockstack

Blockstack is a decentralized computing network that puts users in control of their data and identity. Apps built on Blockstack make data breaches and trust violations an antiquated notion.

Community Events

In addition to the summit, there are many events we'd love to see you at leading up to October 23rd, join us at Meetups, conferences, & more!

Blockstack Events →

Whitepaper

Understand how years of R&D have resulted in a full decentralized stack for developers building apps that protect fundamental digital rights.

Whitepaper →

Ecosystem

A rich open-source community now supports over 100 Blockstack apps while App Mining fuels more everyday. Find apps and connect with the community.

Apps →

The Stacks token is powering a network of apps that put users in control of their data and identity.

Learn More

Rule 255 Disclaimer:
This communication may be deemed "testing the waters" material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has "qualified" the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or

Pages Community Resources Stay up to date Install Forum Github > your email About Slack Twitter Tutorials Meetup Branding 00 Papers YouTube Privacy Policy Videos Summit2017 Terms of Use Blog Funding Disclaimers FAQ Token Careers Press Copyright© 2019 Blockstack PBC. All rights reserved